Exhibit 10.1

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of December 9, 2011, is entered into between HARCO LABORATORIES, INCORPORATED, a Connecticut corporation (the “New Subsidiary”) and CREDIT SUISSE AG, as administrative agent and collateral agent (in such capacities, the “Agent”), under that certain Credit Agreement, dated as of December 6, 2010, as amended by Amendment No. 1 as of March 25, 2011 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TransDigm Inc., a Delaware corporation (the “Borrower”), TransDigm Group Incorporated, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders from time to time party thereto and the Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a Loan Guarantor for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Subsidiary Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in the Guarantee and Collateral Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in the Guarantee and Collateral Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other Guarantors, to the Agent and the Lenders, the prompt payment of the Additional Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with Guarantee and Collateral Agreement.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as reasonably requested by the Agent in accordance with the Credit Agreement.

3. The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

5. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

HARCO LABORATORIES, INCORPORATED

by	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Treasurer and Secretary
Address:
Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

Acknowedged and accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Agent

by	/s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

by	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate